Exhibit 10.1

ADDENDUM TO EMPLOYMENT CONTRACT

This Addendum to Employment Contract (“this Addendum”) is entered into by and between Westaff Support, Inc. (“Westaff”) and Eric Person (“you”) with respect to the standard form of “at will” Employment Contract between the parties dated August 14, 2006 (“the Employment Contract”). The parties hereby modify the Employment Contract to reflect that your employment will continue on the following additional terms and conditions:

1.       Paragraph 1 entitled “Duration” is modified to delete the first sentence in its entirety and to insert the following three sentences:   “Your employment shall start or continue as of 8/7/06 and shall continue thereafter until terminated by either party.  If Westaff  terminates the employment, it will provide you six (6) months’ advance notice of termination.  If you terminate the employment, you will provide Westaff at least two weeks advance notice of termination.”

2.       Paragraph 1 entitled “Duration” is further modified to delete subparagraph a in its entirety.

3.                     In all other respects, the terms and conditions of the Employment Contract shall remain in full force and effect as originally stated.

4.       You hereby acknowledge that you have read and understood this Addendum. By signing below, you acknowledge receipt of a copy of this Addendum and agree to abide by its terms and conditions.

EMPLOYEE:

/s/ Eric Person		Date:	4/12/2007
Eric Person

WESTAFF SUPPORT, INC.

By:	/s/ John P. Sanders	Title:	Senior Vice President
John P. Sanders			and Chief Financial Officer